EXHIBIT 10.4

COMMITMENT LETTER

July 10, 2012

Wound Management Technologies, Inc.
777 Main Street, Suite 3100
Fort Worth, Texas  76102
Attn:  Robert Lutz, CEO

Re: Commitment to provide financing

Dear Mr. Lutz:

The undersigned understands that Wound Management Technologies, Inc., a Texas corporation (the “Company”), is undertaking to sell up to $1,100,000 in Promissory Notes (the “Notes”), with detachable warrants to purchase one share of common stock of the Company for each $1.00 or principal amount of the Notes (the “Offering”).  The Notes will have a minimum interest rate of 10% per annum, with principal and interest payable on October 12, 2012 (the “Maturity Date”), and will provide that if all the principal of, and interest on, the Notes are not paid in full on or prior to the Maturity Date, then twenty percent (20%) of the revenues thereafter from the sales by the Company of its powder products will be paid to the holders of Notes until all principal of, and interest on, the Notes have been paid in full.  The Warrants will have an exercise price of $0.15 per share, and will be exercisable for five (5) years after the date of issuance.

The undersigned is expecting a major liquidity event in the next 3-5 weeks, and subject to the remainder of this Commitment Letter, the undersigned hereby agrees to fund the lesser amount of: (i) the difference between $1,100,000 minus the amount of subscriptions accepted in the Offering; or (ii) $300,000, on or prior to August 31, 2012 (the “Commitment Funding Deadline”).

Notwithstanding the above, the above commitment shall be null and void and of no further force or effect if, prior to the Commitment Funding Deadline: (i) Juventas, LLC, a Texas limited liability company (“Juventas”), takes any action under the UCC to foreclose or sequester the assets of the Company; (ii) a voluntary or involuntary petition in bankruptcy is filed by or on behalf of the Company; or (iii) investors, other than the undersigned, do not purchase at least $700,000 of Notes in the Offering.

This Commitment Letter cannot be amended, modified or terminated without the mutual written consent of the Company and the undersigned.

Sincerely,

Araldo A. Cossutta